Exhibit 99.3

News Release

Contacts:

Susan Szita Gore, Media (203) 837-2211 – jacqueline_hunt@praxair.com Kelcey Hoyt, Investors (203) 837-2118 – kelcey_hoyt@praxair.com	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810, U.S.A www.praxair.com

PRAXAIR BOARD AUTHORIZES SHARE REPURCHASE PROGRAM; DECLARES QUARTERLY DIVIDEND

DANBURY, Conn., January 25, 2012 – The Board of Directors of Praxair, Inc. (NYSE: PX) has authorized a new share repurchase program for up to $1.5 billion of its common stock, reflecting the company’s strong balance sheet and free-cash-flow generation.

Repurchases may take place from time to time on the open market which may include the use of 10b5-1 trading plans or through negotiated transactions, subject to market and business conditions. The repurchases will be financed by available cash and debt. The current $1.5 billion repurchase program in effect since July 2010 has been substantially completed.

“This new program reflects the board’s confidence in Praxair’s continuing ability to generate steady earnings growth and cash flow around the world over the next several years,” said Chairman and CEO Steve Angel.

The board of directors also has declared a 10% increase in Praxair’s quarterly dividend to 55 cents per share, payable on March 15, 2012 to common shareholders of record on March 7, 2012. This is the 19th consecutive annual increase in Praxair’s dividend.

The company will hold a teleconference to discuss fourth-quarter results this morning, January 25, at 11:00 a.m. Eastern Time, and may provide additional information regarding the share repurchase program. The number is (617) 847-8706 — Passcode: 48944786. The call also is available as a web cast at www.praxair.com/investors.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2011 sales of $11 billion. Praxair’s products, services and technologies are making the planet more productive by bringing efficiency and environmental benefits to a wide range of industries. More information on Praxair is available on the Internet at www.praxair.com.

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This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) included in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.